Schwab Capital Trust - Exhibit 77C

A Special Meeting of Shareholders of Laudus U.S.
MarketMasters Fund (the "Fund"), a series
of  Schwab Capital Trust (the "Trust"), was
held on May 15, 2009, for the purpose of seeking
shareholder approval of the following proposal:
To approve an Agreement and Plan of
Reorganization by and between the Trust, on behalf
of the Fund, and the Trust, on behalf
of  the Schwab Core Equity Fund, another series of
the Trust, which provides for and
contemplates: (1) the transfer of all of the assets
and liabilities of the Fund to the Schwab
Core Equity Fund in exchange for shares of the Schwab
Core Equity Fund; and (2) the
distribution of the shares of the Schwab Core Equity
Fund to the shareholders of the Fund
in liquidation of the Fund.   The number of votes
necessary to conduct the Meeting and
approve the proposal was obtained. The results of the votes of shareholders are listed below.


SHARES VOTED
%VOTED
% OF TOTAL
For
379,331.17
90.81%
64.43%

Against
19,009,84
4.55%
3.23%
Abstain
19,362.78
4.64%
3.28%





Total
417,703.79
100.00%
70.94%